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                                                                     Exhibit 3.4


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                             AMERIGROUP CORPORATION

                    SECOND RESTATED INVESTOR RIGHTS AGREEMENT

                                  JULY 28, 1998











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
1. GENERAL............................................................................................2

            1.1 Definitions...........................................................................2

2. REGISTRATION; RESTRICTIONS ON TRANSFER.............................................................3

            2.1 Restrictions on Transfer..............................................................3
            2.2 Demand Registration...................................................................4
            2.3 Piggyback Registrations...............................................................6
            2.4 Form S-3 Registration.................................................................7
            2.5 Expenses of Registration..............................................................8
            2.6 Obligations of the Company............................................................8
            2.7 Termination of Registration Rights....................................................9
            2.8 Delay of Registration; Furnishing Information........................................10
            2.9 Indemnification......................................................................10
            2.10 Assignment of Registration Rights...................................................12
            2.11 Amendment of Registration Rights....................................................12
            2.12 Limitation on Subsequent Registration Rights........................................12
            2.13 "Market Stand-Off" Agreement........................................................13
            2.14 Rule 144 Reporting..................................................................13

3. COVENANTS OF THE COMPANY..........................................................................13

            3.1 Basic Financial Information and Reporting............................................13
            3.2 Inspection Rights....................................................................15
            3.3 Confidentiality of Records...........................................................15
            3.4 Proprietary Information..............................................................16
            3.5 Stock Vesting........................................................................16
            3.6 Key Man Insurance....................................................................16
            3.7 Reservation of Common Stock..........................................................16
            3.8 Use of Proceeds......................................................................16
            3.9 Real Property Holding Corporation....................................................16
            3.10 Termination of Covenants............................................................17

4. RIGHTS OF FIRST OFFER AND FIRST REFUSAL...........................................................17

            4.1 Subsequent Offerings.................................................................17
            4.2 Exercise of Rights...................................................................17
            4.3 Issuance of Equity Securities to Other Persons.......................................18
            4.4 Termination of Rights................................................................18
            4.5 Transfer of Rights...................................................................18
            4.6 Excluded Securities..................................................................18

5. MISCELLANEOUS.....................................................................................19

            5.1 Amendment of Prior Agreement.........................................................19
            5.2 Governing Law........................................................................19
            5.3 Waiver and Consent of Series A Purchasers, Series B Purchasers and
                   Series C Purchasers...............................................................19

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
            5.4 Survival.............................................................................20
            5.5 Successors and Assigns...............................................................20
            5.6 Separability.........................................................................20
            5.7 Amendment and Waiver.................................................................20
            5.8 Delays or Omissions..................................................................20
            5.9 Notices............................................................................. 21
            5.10 Attorneys' Fees.....................................................................21
            5.11 Titles and Subtitles................................................................21
            5.12 Counterparts........................................................................21


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                             AMERIGROUP CORPORATION
                    SECOND RESTATED INVESTOR RIGHTS AGREEMENT

      THIS SECOND RESTATED INVESTOR RIGHTS AGREEMENT (the "Agreement") is entered into as of July 28, 1998, by and among AMERIGROUP CORPORATION, a Delaware corporation (the "Company"), Jeffrey McWaters (the "Founder") and the persons and entities set forth on Exhibit A attached hereto. Such persons and entities shall be referred to hereinafter as the "Investors" and each individually as a "Investor."

                                    RECITALS

      WHEREAS, the Company granted purchasers of its Series A Preferred Stock (the "Series A Purchasers"), Series B Preferred Stock (the "Series B Purchasers") and Series C Preferred Stock (the "Series C Purchasers") certain registration and other rights pursuant to the Restated Investor Rights Agreement, dated December 23, 1996, among the Company, the Founder, the Series A Purchasers, the Series B Purchasers and the Series C Purchasers (the "Prior Agreement"); and

      WHEREAS, the Company proposes to sell and issue shares of its Series E Redeemable Preferred Stock and warrants to purchase Common Stock of the Company pursuant to that certain Series E Redeemable Preferred Stock and Warrant Purchase Agreement dated as of the date hereof (the "Purchase Agreement"); and

      WHEREAS, as a condition of entering into the Purchase Agreement, the purchasers of the Company's Series E Redeemable Preferred Stock and warrants to purchase Common Stock of the Company (the "Series E Warrantholders") have requested that the Company extend to them registration rights and other rights as set forth below with respect to such warrants;

      WHEREAS, the Series E Warrantholders are purchasing warrants to purchase Common Stock of the Company pursuant to the terms and conditions of the Purchase Agreement and the Company is issuing such warrants and may issue certain contingent warrants pursuant to such Purchase Agreement and the terms of a Common Stock Purchase Warrant (the "Warrant Agreement") dated the date hereof issued by the Company to each of the Series E Warrantholders (any and all such warrants collectively, the "Warrants");

      WHEREAS, the Company, the Series A Purchasers, the Series B Purchasers and the Series C Purchasers desire to amend the Prior Agreement to grant such rights to the Series E Warrantholders;

      NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement and in the Purchase Agreement, the parties mutually agree as follows:


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1.    GENERAL

      1.1 DEFINITIONS. As used in this Agreement the following terms shall have the following respective meanings:

      "HOLDER" means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.10 hereof. Solely for purposes of
Section 2.3 (and Sections 2.5 through 2.10, 2.13 and 2.14 as such Sections relate to a public offering under Section 2.3), the Founder shall be deemed to be a Holder and the Common Stock held by the Founder shall be deemed to be Registrable Securities.

      "REGISTER," "REGISTERED," and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

      "REGISTRABLE SECURITIES" means (i) Common Stock of the Company issued or issuable upon conversion, exchange or exercise, as applicable, of the Shares; and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued
as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144, or (ii) sold in a private transaction in which the transferor's rights under Article II of this Agreement are not assigned.

      "REGISTRABLE SECURITIES THEN OUTSTANDING" shall be the number of shares determined by calculating the total number of shares of the Company's Common Stock that are Registrable Securities and either (1) are then issued and outstanding or (2) are issuable pursuant to then exercisable or convertible securities.

      "REGISTRATION EXPENSES" shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of a single special counsel for the Holders (provided that such expenses do not exceed $30,000 without the consent of the Company), blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

      "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

      "SELLING EXPENSES" shall mean all underwriting discounts, selling commissions and stock transfer taxes, if any, applicable to the sale.

      "SERIES C HOLDER" shall mean a Holder holding Series C Convertible Preferred Stock or Registrable Securities issued upon conversion of Series C Convertible Preferred Stock.


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      "SHARES" shall mean shares of the Company's Series A Convertible Preferred
Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred
Stock and the Warrants issued to the Investors.

      "FORM S-3" means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

      "SEC" or "COMMISSION" means the Securities and Exchange Commission.

2.    REGISTRATION; RESTRICTIONS ON TRANSFER

      2.1    RESTRICTIONS ON TRANSFER.

             (a) Each Holder agrees not to make any disposition of all or any portion of the Registrable Securities (or the Common Stock issuable upon the conversion or exercise thereof) unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 2.1, provided and to the extent such Section is then applicable and:

                    (i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                    (ii) (A) Such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (B) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

                    (iii)  Notwithstanding the provisions of paragraphs (i) and
(ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (A) a partnership to its partners or former partners in accordance with partnership interests, (B) a corporation to its shareholders in accordance with their interest in the corporation or (C) to the Holder's family member or trust for the benefit of an individual Holder, provided the transferee will be subject to the terms of this Section 2.1 to the same extent as if he were an original Holder hereunder.

             (b) Each certificate representing Shares or Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws or as provided elsewhere in this Agreement):

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             THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER
             THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

             (c) The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

             (d) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

      2.2    DEMAND REGISTRATION.

             2.2.1 Subject to the conditions of this Section 2.2, if the Company shall receive at any time a written request from the Holders of at least forty percent (40%) of the Registrable Securities then outstanding (the "Initiating Holders") that the Company file a registration statement under the Securities Act covering the registration of not less than twenty percent (20%) of the Registrable Securities then outstanding (or any lesser percentage if the anticipated aggregate offering price to the public of such Registrable Securities is not less than $5,000,000), then the Company shall, within thirty
(30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, shall use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered.

             2.2.2 If the Company shall receive at any time during the "Market Stand-Off" period described in Section 2.13 a written request from a Series C Holder that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities held by such Series C Holder (other than Common Stock issuable upon exercise of the Warrants), then the Company shall, within thirty (30) days of the date thereof, give written notice to the Series C Holders that the Company will file a registration statement under the Securities Act covering the registration of Registrable Securities (other than Common Stock issuable upon exercise of the Warrants) held by such Series C Holders. The Series C Holders shall, within thirty (30) days of the receipt thereof, inform the Company of the number of Registrable Securities (other than Common Stock issuable upon exercise of the Warrants) held by such Series C Holder, to be included in such registration. The Company shall, within thirty (30) days of the receipt thereof, and in no event later than the date of expiration of any portion of the "Market Stand-Off" period described in Section 2.13, use its best efforts to effect the registration


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under the Securities Act of all Registrable Securities (other than Common Stock issuable upon exercise of the Warrants) that such Series C Holders request to be registered. Notwithstanding the preceding sentence, if the Underwriting Agreement entered into by the Company in connection with its Initial Offering (as defined in Section 2.2.4(iii)) prohibits the filing by the Company of a registration statement during the "Market Stand-Off" period described in Section 2.13, the Company shall file such registration statement immediately following the expiration of such "Market Stand-Off" period and shall effect the registration of all such Registrable Securities (other than Common Stock issuable upon exercise of the Warrants) requested to be registered as soon as reasonably practicable.

             2.2.3 If the Initiating Holders or Series C Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the written notice referred to in Section 2.2.2, as applicable. In such event, the right of any Holder or Series C Holders to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders or Series C Holders, as applicable, and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders or Series C Holders, as applicable (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2, if the underwriter advises the Company in writing that marketing factors make advisable a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders or Series C Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders or Series C Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders or Series C Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

             2.2.4 The Company shall not be required to effect a registration pursuant to Section 2.2.1:

                    (i) prior to the earlier of December 22, 1999 or the Company's Initial Offering (as defined in clause (iii) below); or

                    (ii) after the Company has effected three (3) registrations pursuant to this Section 2.2, and such registrations have either
(A) been declared or ordered effective or (B) the request for such registrations have been subsequently withdrawn by the Initiating Holders (and such withdrawal is not based on materially adverse information concerning the Company of which the Initiating Holders were not reasonably aware at the time of such request); or

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                    (iii)  during the period starting with the date of filing
of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to the initial public offering of the Company's Common Stock (the "Initial Offering"), provided that the Company is making reasonable and good faith efforts to cause such registration statement to become effective; or

                    (iv) if the Company shall furnish to Holders requesting a registration statement pursuant to Section 2.2.1, a certificate signed on behalf of the Board of Directors by the Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided that, so long as such request by Initiating Holders is provided not more than once in any ninety (90) day period, such right to delay a request shall be exercised by the Company no more than twice in any one-year period.

      2.3 PIGGYBACK REGISTRATIONS. The Company shall notify all Holders of Registrable Securities in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to employee benefit plans, business acquisitions, and corporate reorganizations) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within ten (10) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

             2.3.1 UNDERWRITING. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this
Section 2.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors make advisable a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and


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third, to any shareholder of the Company (other than a Holder) on a pro rata basis. No such reduction shall reduce the securities being offered by the Company for its own account to be included in the registration and underwriting, and in no event will shares of any other selling shareholder be included in such registration which would reduce the number of shares which may be included by Holders without the written consent of Holders of not less than a majority of the Registrable Securities proposed to be sold in the offering.

                    2.3.2 RIGHT TO TERMINATE REGISTRATION. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

                    2.4 FORM S-3 REGISTRATION. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

                    2.4.1 promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

                    2.4.2 as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

                           (i)    if Form S-3 (or such successor or similar
form) is not available for such offering by the Holders; or

                           (ii)   if the Holders, together with the holders of
any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $2,000,000; or

                           (iii)  if the Company shall furnish to the Holders a
certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.4, provided that, so long as such request by Holders is provided no more than once in any


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ninety (90) day period, the Company may exercise such right only twice in each
12-month period; or

                           (iv)   if the Company has already effected three (3)
registrations on Form S-3 for the Holders pursuant to this Section 2.4; or

                           (v)    in any particular jurisdiction in which the
Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                    2.4.3 Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

             2.5 EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to
Section 2.2 or any registration under Section 2.3 or Section 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders or Series C Holders, as applicable, unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders or Series C Holders, as applicable, were not reasonably aware at the time of such request or (b) for registration proceedings begun pursuant to Section 2.2.1, the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 2.2.1 (in which event such right shall be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested.

             2.6 OBLIGATIONS OF THE COMPANY. Whenever required to effect the registration of any Registrable Securities, the Company shall use its best efforts, as expeditiously as reasonably possible, to:

                    2.6.1 Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred eighty (180) days or, if earlier, until the Holder or Holders have completed the distribution related thereto. In addition, in the event that all Series C Holders have not completed the distribution of Registrable Securities registered pursuant to Section 2.2.2 by such time as Form S-3 (or such successor or similar form) is available to the Company, the Company shall continue to maintain registration of such Registrable Securities on a registration statement on Form S-3 (or such successor or similar form), or if not available, such other registration statement form as is available, for an additional one hundred eighty (180) day period or, if earlier, until each Series C Holder has completed the distribution related thereto.

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                    2.6.2  Prepare and file with the SEC such amendments and
supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

                    2.6.3 Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                    2.6.4 Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                    2.6.5 In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                    2.6.6 Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                    2.6.7 Furnish, at the request of a majority of the Holders participating in the registration, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and if permitted by applicable accounting standards, to the Holders requesting registration of Registrable Securities.

             2.7 TERMINATION OF REGISTRATION RIGHTS. All registration rights granted under this Article II shall terminate and be of no further force and effect seven (7) years after the closing of the Company's Initial Offering.

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      2.8    DELAY OF REGISTRATION; FURNISHING INFORMATION.

             (a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article II.

             (b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

      2.9 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

             2.9.1 To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the "1934 Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation") by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.9.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

             2.9.2 To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.9.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.9 exceed the gross proceeds from the offering received by such Holder.

             2.9.3  Promptly after receipt by an indemnified party under this
Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

             2.9.4 If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the proceeds from the offering received by a Holder.

             2.9.5 The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

             2.9.6  The obligations of the Company and Holders under this
Section 2.9 shall survive the completion of any offering of Registrable Securities pursuant to a registration statement or otherwise.

      2.10 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Article II may be assigned by a Holder to a transferee or assignee of Registrable Securities which (i) is a subsidiary, parent, shareholder, general partner, limited partner or retired partner of a Holder upon the dissolution or liquidation of a Holder, (ii) is a Holder's family member or trust for the benefit of an individual Holder, or
(iii) acquires at least one million (1,000,000) shares of Registrable Securities (as adjusted for stock splits and combinations); provided, however, (A) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (B) such transferee shall agree in writing to be subject to all restrictions set forth in this Agreement.

      2.11 AMENDMENT OF REGISTRATION RIGHTS. Any provision of this Article II may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of not less than a majority of the outstanding Registrable Securities. Any amendment or waiver effected in accordance with this Section 2.11 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Article II, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

      2.12 LIMITATION ON SUBSEQUENT REGISTRATION RIGHTS. After the date of this Agreement, the Company shall not, without the prior written consent of the Holders of not less than a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights senior to those granted to the Holders hereunder.

      2.13 "MARKET STAND-OFF" AGREEMENT. If requested by the Company or a representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Holder or Founder (other than those included in the registration) for a period specified by the representative of the underwriters, not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act (the "Effective Date"), provided that such agreement shall apply only to the Company's Initial Offering. The obligations described in this Section 2.13 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period.

      2.14 RULE 144 REPORTING. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

             (a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

             (b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act");

             (c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

3.    COVENANTS OF THE COMPANY

      3.1    BASIC FINANCIAL INFORMATION AND REPORTING.

             3.1.1 The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

             3.1.2 So long as an Investor (with its affiliates) shall own not less than one million (1,000,000) shares of Registrable Securities, as adjusted for stock splits and combinations (a "Major Investor"), as soon as practicable after the end of each fiscal year of the Company, and in any event within ninety
(90) days thereafter, the Company will furnish each such Major Investor a consolidated balance sheet of the Company, as at the end of such fiscal year, and a consolidated statement of income and a consolidated statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company's Board of Directors.

             3.1.3 The Company will furnish each Major Investor, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five
(45) days thereafter, a consolidated balance sheet of the Company as of the end of each such quarterly period, and a consolidated statement of income and a consolidated statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

             3.1.4 The Company will furnish each Major Investor (i) at least thirty (30) days prior to the beginning of each fiscal year an annual budget and operating plans for such fiscal year (and as soon as available, any subsequent revisions thereto); and (ii) as soon as practicable after the end of each month, and in any event within twenty (20) days thereafter, a consolidated balance sheet of the Company as of the end of each such month, and a consolidated statement of income and a consolidated statement of cash flows of the Company for such month and for the current fiscal year to date, including a comparison to plan figures for such period, prepared in accordance with generally accepted accounting principles consistently applied, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

             3.1.5 The rights of a Major Investor under this Section 3.1 may be assigned by such Major Investor to a transferee or assignee of Registrable Securities which (i) is a subsidiary, parent, shareholder, general partner, limited partner or retired partner of such Major Investor upon the dissolution or liquidation of a Major Investor, (ii) is such Major Investor's family member or trust for the benefit of an individual Major Investor, or (iii) acquires at least one million (1,000,000) shares of Registrable Securities (as adjusted for stock splits and combinations); provided, however, (A) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such rights are being assigned and (B) such transferee shall agree in writing to be subject to all restrictions set forth in this Agreement.

      3.2 INSPECTION RIGHTS. Each Major Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information regarding the Company as is reasonably requested (which shall mean not less than three (3) business days) all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.2 with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed.

      3.3    CONFIDENTIALITY OF RECORDS.

             3.3.1 Each Investor agrees not to use Confidential Information (as hereinafter defined) of the Company for any purpose except to evaluate and enforce its equity investment in the Company. Except as permitted under subsection 3.3.2 below, each Investor shall undertake to treat such Confidential Information in a manner consistent with the treatment of its own information of such proprietary nature and agrees that it shall protect the confidentiality of the Confidential Information in the same manner which it protects its own confidential information. Each transferee of any Investor who receives Confidential Information shall agree to be bound by such provisions. For purposes of this Section, "Confidential Information": means any information, technical data, or know-how, including, but not limited to, the Company's research, products, software, services, development, inventions, processes, designs, drawings, engineering, marketing, or finances, disclosed by the Company to an Investor in writing or disclosed orally with a prompt written confirmation that such information is Confidential Information.

             3.3.2 Confidential Information does not include information, technical data or know-how which (i) is in the Investor's possession at the time of disclosure as shown by Investor's files and records immediately prior to the time of disclosure; (ii) before or after it has been disclosed to the Investor, it is part of the public knowledge or literature, not as a result of any action or inaction of the Investor; (iii) is disclosed to an Investor on a non-confidential basis by a third party having a legal right to make such disclosure, or (iv) is approved for release by written authorization of Company. The provisions of this Section shall not apply (i) to the extent that an Investor is required to disclose Confidential Information pursuant to any law, statute, rule or regulation or any order of any court or jurisdiction process or (with written notice to the Company) pursuant to any direction, request or requirement (whether or not having the force of law but if not having the force of law being of a type with which institutional investors in the relevant jurisdiction are accustomed to comply) of any self-regulating organization or any governmental, fiscal, monetary or other authority; (ii) to the disclosure of Confidential Information to an Investor's employees, counsel, accountants or other professional advisors to the extent necessary for the performance of their duties; (iv) to the extent that an Investor needs to disclose Confidential Information for the protection of any of such Investor's rights or interest against the Company, whether under this Agreement or otherwise; or (v) to the disclosure of Confidential Information to a prospective transferee of securities which agrees to be bound by the provisions of this Section in connection with the receipt of such Confidential Information.

      3.4 PROPRIETARY INFORMATION. The Company shall require all employees of and consultants to the Company who have access to proprietary information of the Company to enter into agreements in the Company's standard form providing for the protection of proprietary information and inventions.

      3.5 STOCK VESTING. Unless otherwise approved by the Board of Directors, all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting as follows: (i) twenty percent (20%) of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person's services commencement date with the Company, and (ii) eighty percent (80%) of such stock shall vest ratably on a quarterly basis over the remaining four (4) years. With respect to any shares of stock purchased by any such person, the Company's repurchase option shall provide that upon such person's termination of employment or service with the Company, with or without cause, the Company or its assignee (to the extent permissible under applicable securities laws and other laws) shall have the option to purchase at cost any unvested shares of stock held by such person.

      3.6 KEY MAN INSURANCE. Unless otherwise determined by the Board of Directors, the Company shall obtain and carry a policy of "key man" term life insurance for Mr. McWaters so long as he remains a director or employee of the Company, payable to the Company, in the amount of $2,000,000.

      3.7 RESERVATION OF COMMON STOCK. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock and exercise of the Warrants, all Common Stock issuable from time to time upon such conversion or exercise, as the case may be.

      3.8 USE OF PROCEEDS. Unless otherwise approved by the Board of Directors, the Company shall use the proceeds from the sale of Series E Redeemable Preferred Stock and the Warrants sold pursuant to the Purchase Agreement to (i) support the Company's acquisition of Oxford Health Plan's New Jersey Medicaid business or (ii) such other purposes as determined by the Company.

      3.9 REAL PROPERTY HOLDING CORPORATION. The Company covenants that it will operate in a manner such that it will not become a "United States real property holding corporation" as that term is defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder ("FIRPTA"). The Company agrees to make determinations as to its status as a USRPHC, and will file statements concerning those determinations with the Internal Revenue Service, in the manner and at the times required under Reg.
Section 1.897-2(h), or any supplementary or successor provision thereto. Within 30 days of a request from an Investor or any of its partners, the Company will inform the requesting party, in the manner set forth in Reg. Section 1.897-2(h)(1)(iv) or any supplementary or successor provision thereto, whether that party's interest in the Company constitutes a United States real property interest (within the meaning of Internal Revenue Code Section 897(c)(1) and the regulations thereunder) and whether the Company has provided to the Internal Revenue Service all required notices as to its USRPHC status.

      3.10   TERMINATION OF COVENANTS. All covenants of the Company contained in
Article III of this Agreement (except for those set forth in Section 3.3) shall expire and terminate as to each Investor upon the later of (i) the Effective Date of the Company's first firm commitment underwritten public offering registered under the Securities Act and (ii) the date the Company first becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

4.    RIGHTS OF FIRST OFFER AND FIRST REFUSAL

      4.1 SUBSEQUENT OFFERINGS. Each Series C Holder shall have a right of first offer and first refusal to purchase its pro rata share of up to an aggregate of the first $5,000,000 of Equity Securities, as defined below, that the Company proposes to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.6 hereof (the "Defined Issuance"). Subject to the foregoing sentence, each Investor shall have a right of first refusal to purchase its pro rata share of the remaining portion of any such issuance of Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.6 hereof. Each Series C Holder's pro rata share is equal to the ratio of (A) the number of shares of Series C Convertible Preferred Stock or Registrable Securities issued upon conversion of such Series C Convertible Preferred Stock held by such Series C Holder to (B) the total number of shares of Series C Convertible Preferred Stock or Registrable Securities issued upon conversion of such Series C Convertible Preferred Stock. Each Investor's pro rata share is equal to the ratio of (A) the number of shares of the Company's Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares) which such Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities (including shares which such Investor has elected to purchase upon exercise of the rights granted the Series C Holders pursuant to the first sentence of this paragraph) to (B) the total number of shares of the Company's outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities (including shares which such Investor has elected to purchase upon exercise of the rights granted the Series C Holders pursuant to the first sentence of this paragraph). The term "Equity Securities" shall mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right.

      4.2 EXERCISE OF RIGHTS. If the Company proposes to issue any Equity Securities, it shall give each Series C Holder and Investor written notice of its intention, describing the Equity Securities and the aggregate dollar amount of investment sought by the Company, pursuant to a term sheet approved by the Company's Board of Directors. Each Series C Holder shall have fifteen (15) days from the giving of notice to offer to purchase its pro rata share of the Defined Issuance by providing written notice to the Company, stating therein the quantity of Equity Securities to be purchased; provided that if the Company has not complied with the information delivery requirements specified in Section 3.1, such period shall be extended until fifteen (15) days after the Company has complied with such requirements. Each Investor shall have fifteen (15) days from the giving of such notice to agree to purchase its pro rata share of any Equity Securities offered in excess of the Defined Issuance, for the price and upon the terms and conditions set forth in the term sheet by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased; provided that if the Company has not complied with the information delivery requirements specified in Section 3.1, such period shall be extended until fifteen (15) days after the Company has complied with such requirements.

      4.3 ISSUANCE OF EQUITY SECURITIES TO OTHER PERSONS. If not all of the Series C Holders elect to purchase their pro rata share of the Defined Issuance, then the Company shall promptly notify in writing the Series C Holders who do so elect and shall offer such Series C Holders the right to acquire the unsubscribed portion of the Defined Issuance. The Series C Holders shall have five (5) days after receipt of such notice to notify the Company of their election to purchase all or a portion thereof of the unsubscribed shares. If such Series C Holders fail to exercise in full their right to purchase the Defined Issuance, then the Company shall promptly notify in writing the participating Investors and offer such Investors the right to acquire the unsubscribed portion of the Defined Issuance. If the Series C Holders or Investors fail to exercise in full their rights under this Section 4, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Series C Holders' or Investors' rights were not exercised, at a price and upon general terms and conditions (including, but not limited to, coupons, dividends, minimum return, conversion rights, preferences, warrants, seniority and covenants) materially no more favorable to the purchasers thereof than specified in the Company's notice to the Investors and the Series C Holders pursuant to Section 4.2 hereof. If the Company has not sold such Equity Securities within ninety (90) days of the initial notice provided by it pursuant to Section 4.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Series C Holders and Investors in the manner provided above.

      4.4 TERMINATION OF RIGHTS. The rights established by this Article IV shall not apply to, and shall terminate upon the effective date of the registration statement pertaining to the Company's Initial Public Offering.

      4.5 TRANSFER OF RIGHTS. The rights of each Series C Holder and Investor under this Article IV may be transferred to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 2.10.

      4.6 EXCLUDED SECURITIES. The rights of first refusal established by this Article IV shall have no application to any of the following Equity
Securities:

             (a) shares of Common Stock (and/or options, warrants or other Common Stock purchase rights issued pursuant to such options, warrants or other rights) issued or to be issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors, including a majority of the directors designated by holders of Preferred Stock of the Company;

             (b) (i) stock issued pursuant to any rights or agreements outstanding as of the date of this Agreement, options and warrants outstanding as of the date of this Agreement; and (ii) stock issued pursuant to any such rights or agreements granted after the date of this Agreement, provided that the rights of first refusal established by this Article IV applied with respect to the initial sale or grant by the Company of such rights or agreements;

             (c) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors;

             (d) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

             (e) shares of Common Stock issued upon conversion or exercise, as applicable, of the Shares; and

             (f) any Equity Securities issued pursuant to any equipment leasing arrangement, or debt financing from a bank or similar financial institution which is approved by the Board of Directors.

5.    MISCELLANEOUS

      5.1 AMENDMENT OF PRIOR AGREEMENT. Effective upon the execution of this Agreement by the Company and the Holders of a majority of the outstanding Registrable Securities issued under the Prior Agreement, such agreement shall be null and void and superseded by the rights and obligations set forth in this Agreement.

      5.2 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

      5.3 WAIVER AND CONSENT OF SERIES A PURCHASERS, SERIES B PURCHASERS AND SERIES C PURCHASERS. Each of the Series A Purchasers, Series B Purchasers and Series C Purchasers hereby consents to execution and delivery by the Company of, and the fulfillment of its obligations under, the Purchase Agreement and the Warrant Agreement, and waives any and all rights of such Series A Purchaser, Series B Purchaser or Series C Purchaser, including those set forth in the Prior Agreement and in the Company's Certificate of Incorporation, as amended to date, relating to the execution and delivery of the Purchase Agreement and the Warrant Agreement by the Company and the performance of its obligations thereunder.

      5.4 SURVIVAL. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

      5.5 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

      5.6 SEPARABILITY. In case any provision of the Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      5.7    AMENDMENT AND WAIVER.

             5.7.1 Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and the holders of not less than a majority of the Registrable Securities.

             5.7.2 Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of the holders of not less than a majority of the Registrable Securities.

             5.7.3 Notwithstanding anything in this Agreement to the contrary, any amendment or waiver of special rights granted under Section 2.2.2, the last sentence of Section 2.6.1 and the first sentence of Section 4.1 to Series C Holders shall require the written consent of Series C Holders holding not less than a majority of the Registrable Securities held by such Series C Holders.

      5.8 DELAYS OR OMISSIONS. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder's part of any breach, default or noncompliance under the Agreement or any waiver on such Holder's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

      5.9 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature page hereof and to the Investors at the address set forth on the Schedule of Investors or at such other address as any party may designate by ten (10) days advance written notice to the other parties hereto.

      5.10 ATTORNEYS' FEES. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party its reasonable fees and expenses of attorneys and accountants in connection therewith.

      5.11 TITLES AND SUBTITLES. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

      5.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Second Restated Investors Rights Agreement as of the date set forth in the first paragraph hereof.

COMPANY:                                           INVESTOR:

AMERIGROUP CORPORATION
                                                   -----------------------------
                                                   [PRINT NAME OF INVESTOR]

By:                                                By:
   ---------------------------------                  -------------------------
      Jeffrey McWaters, President

                                                   Name:
                                                        ------------------------

                                                   Title:
                                                         -----------------------

Address:    4425 Corporation Lane, Suite 100
            Virginia Beach, VA 23462

                    SECOND RESTATED INVESTOR RIGHTS AGREEMENT

                              SCHEDULE OF INVESTORS

Health Care Capital Partners, L.P.
The Mill
10 Glenville Street
Greenwich, CT 06830
Attention:  Carlos A. Ferrer
            Tom Flynn
            Keith Longson

Health Care Executive Partners, L.P.
c/o Health Care Capital Partners, L.P.

Sutter Hill Ventures,
a California Limited Partnership
755 Page Mill Road, Suite A-200
Palo Alto, CA  94304-1005
Attention:  Paul M. Wythes
            Sherryl Hossack

TOW Partners, a California
  Limited Partnership
c/o Sutter Hill Ventures

David L. Anderson, Trustee for
  The Anderson Living Trust
c/o Sutter Hill Ventures

Anvest, L.P.
c/o Sutter Hill Ventures

Saunders Holdings, L.P.
c/o Sutter Hill Ventures

William Younger
Trustee of the Younger Living Trust
c/o Sutter Hill Ventures

Tench Coxe, Trustee for
  The Coxe/Otus Revocable Trust
c/o Sutter Hill Ventures

Ronald L. Perkins
c/o Sutter Hill Ventures

Genstar Investment Corporation
Metro Tower, Suite 1170
Foster City, CA  94404
Attention:  R. D. Paterson and Flora Gee

Paul M. and Marsha R. Wythes,
Trustees of the Wythes Living Trust
c/o Sutter Hill Ventures

G. Leonard Baker, Jr.
c/o Sutter Hill Ventures

James C. Gaither
c/o Sutter Hill Ventures

Wells Fargo Bank, Trustee
SHV M/P/T FBO G. Leonard Baker, Jr.
420 Montgomery Street, 2nd Floor
P.O. Box 63050, MAC 0101-021
San Francisco, CA  94104
Attention:  Vicki Bandel

Wells Fargo Bank, Trustee
SHV M/P/T FBO David L. Anderson
420 Montgomery Street, 2nd Floor
P.O. Box 63050, MAC 0101-021
San Francisco, CA  94104
Attention:  Vicki Bandel

New Enterprise Associates VI,
  Limited Partnership
1119 St. Paul Street
Baltimore, MD 21201
Attention:  Charles Newhall
            Nancy Dorman

NEA Ventures 1995 LP
1119 St. Paul Street
Baltimore, MD 21201
Attention:  Charles Newhall
            Nancy Dorman

New Venture Partners III, L.P.
1119 St. Paul Street
Baltimore, MD 21201
Attention:  Howard Wolfe, Jr.
            Tracy Phillips

Acacia Venture Partners, L.P.
101 California Street, Suite 3160
San Francisco, CA  94111
Attention:  Sage Givens
            Ted Paff

South Park Venture Partners, L.P.
101 California Street, Suite 3160
San Francisco, CA  94111
Attention:  Sage Givens
            Ted Paff

Accel IV L.P.
428 University Avenue
Palo Alto, CA 94301

            -and-

One Palmer Square
Princeton, NJ 08542
Attention:  G. Carter Sednaoui

Accel Investors '95 L.P.
c/o Accel IV L.P.

Accel Keiretsu L.P.
c/o Accel IV L.P.

Ellmore C. Patterson Partners
c/o Accel IV L.P.

Nassau Capital Partners L.P.
22 Chambers Street, 2nd Floor
Princeton, NJ 08542
Attention:  Randall A. Hack
            Kevin Gaffey
            Tom Barnes

NAS Partners I L.L.C.
c/o Nassau Capital Partners L.P.

Sierra Ventures V, L.P.
3000 Sand Hill Road
Building 4, Suite 210
Menlo Park, CA 94025
Attention:  Peter Wendell